Exhibit 1.1

[Form of the Agreement][Translation of Japanese original text and For reference purposes only]

Techpoint, Inc. New Share Underwriting Agreement

Techpoint, Inc. (the “Issuer”), in connection with the listing of beneficiary certificates of a beneficiary-certificate-issuing trust whose trust assets are the shares of common stock of the Issuer on the Tokyo Stock Exchange, Inc (the “TSE”), with respect to 1,520,000 shares of common stock (the “Shares”) newly issued pursuant to the resolutions of the board of directors’ meetings held on August 30, 2017 (Pacific Standard Time) and September 8, 2017 (Pacific Standard Time), enters into this New Share Underwriting Agreement (this “Agreement”) with Mizuho Securities Co., Ltd. (the “Manager”) with respect to the underwriting and offering of the Shares and the beneficiary certificates of a beneficiary-certificate-issuing trust whose trust assets are the Shares (the “Beneficiary Certificates”; such offering, the “Offering”). Unless otherwise indicated, the times and dates referred to in this Agreement are in Japan time.

Preamble

The Issuer and the Manager will enter into the Techpoint Inc. Listed Foreign Stock Trust Beneficiary Certificates Beneficiary Certificate Issuance Trust Agreement and Agreement regarding Issuer dated August 31, 2017 (the “Trust Agreement”) with Mitsubishi UFJ Trust and Banking Corporation and The Master Trust Bank of Japan, Ltd. (collectively, the “Trustees”) for the Offering, and the Manager intends to create a beneficiary-certificate-issuing trust whose trust assets are the Shares by entrusting the Shares to the Trustees pursuant to the Trust Agreement.

In connection with the Offering, and in light of the status of the demand therefor, the offering of the beneficiary certificates of a beneficiary-certificate-issuing trust whose trust assets are 228,000 shares of common stock of the Issuer to be borrowed by the Manager from a shareholder of the Issuer (the “Stock Lender”) pursuant to the stock lending agreement dated the same as this Agreement between the Manager and the Stock Lender (the “Borrowed Shares”; such offering, the “Offering by Over Allotment,” and together with the Offering, the “Offerings, Etc.”; the beneficiary certificates offered by the Offerings, Etc. are hereinafter referred to as the “Offered Beneficiary Certificates”) will be conducted.

In connection with the Offering by Over Allotment, the Issuer resolved at the board of directors’ meetings held on August 30, 2017 (Pacific Standard Time) to newly issue 228,000 shares of common stock of the Issuer by way of third-party allotment in which shares are allotted to the Manager (the “Capital Increase by Third-party Allotment”), and the payment date is October 30, 2017. In addition, the Issuer has granted the right to receive allotment of the shares of common stock of the Issuer in respect of the Capital Increase by Third-party Allotment up to the number of shares corresponding to the number of units of beneficiary certificates offered in the Offering by Over Allotment (the “Green Shoe Option”), and the deadline for exercising the Green Shoe Option is October 25, 2017.

For the purpose of returning the Borrowed Shares, the Manager may purchase the beneficiary certificates of a beneficiary-certificate-issuing trust whose trust assets are the shares of common stock of the Issuer on the TSE up to the number of units of beneficiary certificates offered in the Offering by Over Allotment (the “Syndicate Covering Transactions”) during the period from September 29, 2017 to October 25, 2017. However, as a result of the Syndicate Covering Transactions, it is possible that the application for all or part of the number of shares to be allotted in the Capital Increase by Third-party Allotment is not conducted, and therefore the final number of shares issued upon the Capital Increase by Third-party Allotment is decreased to that extent or the issuance itself is not conducted at all.

The Issuer filed a registration statement (including preliminary prospectus and prospectus) regarding the Offerings, Etc. to the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) and the General Rules and Regulations prescribed by the SEC under the U.S. Securities Act (the “SEC Rules”). The registration statement (including its attachments and amendments) and information that is deemed to constitute part of the registration statement in accordance with Rule 430A and other provisions of the SEC Rules are hereinafter referred to as the “U.S. Registration Statement,” and if a registration statement has been filed in accordance with Rule 462(b) of the SEC Rules, such registration statement is also included in the U.S. Registration Statement. The prospectus prepared or used with respect to the Offerings, Etc. pursuant to the U.S. Securities Act and the SEC Rules is hereinafter referred to as the “U.S. Prospectus.”

With respect to the Offerings Etc., the Issuer filed a securities registration statement to the Kanto Local Finance Bureau under the Financial Instruments and Exchange Act (as amended; the same applies hereinafter) and relevant laws, ordinances, and regulations. The securities registration statement (including its attachments, exhibits and amendments) is hereinafter referred to as the “Securities Registration Statement.” The prospectus prepared or used with respect to the Offerings, Etc. pursuant to the Financial Instruments and Exchange Act is hereinafter referred to as the “Japanese Prospectus” (including preliminary prospectus and amendments), and together with the U.S. Prospectus, the “Prospectuses.”

With respect to the Offerings, Etc., the Issuer has submitted to the Manager a pledge (together with this Agreement and the Trust Agreement, collectively the “Relevant Agreements”) dated August 31, 2017 to the effect that it will not issue or sell the shares of common stock of the Issuer or any securities (including the Beneficiary Certificates) that are convertible into or exchangeable for the shares of common stock of the Issuer Shares or commit any other similar acts for a period of 90 days following the listing day of the Beneficiary Certificates without obtaining the prior written approval of the Manager.

Article 1	Underwriting Syndicate

1.	The Manager has formed an underwriting syndicate with the following financial instruments business operators (the members of the syndicate are hereinafter collectively referred to as the “Underwriters”) with respect to the Offering, and the Underwriters have executed a syndicate agreement (the “Syndicate Agreement”) on the same date as that of this Agreement:

Daiwa Securities Co. Ltd.

SBI SECURITIES Co., Ltd.

2.	The Manager shall handle any business pertaining to this Agreement on behalf of the Underwriters.

3.	The number of units (number of shares) to be underwritten, and method of determination of the number of units to be sold, by each Underwriter will be provided for in the Syndicate Agreement.

Article 2	Method of Underwriting

The Underwriters shall jointly purchase and underwrite the Shares and the Beneficiary Certificates at a price of [TBD] yen per share (the “Underwriting Price”) from the Issuer.

Article 3	Method of Offering

1.	The Underwriters shall conduct a primary offering of the Beneficiary Certificates as follows:

(1)	Number of units of beneficiary certificates to be offered:	1,520,000 units

(2)	Offer price:	[TBD] yen per unit

(3)	Subscription period:	From September 20, 2017 to September 25, 2017

(4)	Subscription unit of beneficiary certificates:	Increments of 100 units

(5)	Delivery date:	September 29, 2017

(6)	Listing date:	Same as above

2.	The Underwriters shall collect an earnest money deposit equal to the offer price set out in the preceding paragraph for each unit from subscribers when subscribers subscribe for acquisition of the Beneficial Certificates and shall apply the amount equivalent to the Underwriting Price to the payment of the Shares on or before September 26, 2017 (the “Payment Date”), and the difference between the offer price and the Underwriting Price shall be the proceeds of the Underwriters. No interest will accrue on the earnest money deposit.

Article 4	Method of Payment

The Manager, on behalf of the Underwriters, shall pay on the Payment Date the amount of [TBD] yen, calculated by multiplying the Underwriting Price by the number of the shares corresponding to the number of the units of beneficiary certificates to be offered, to the payment location to be determined upon consultation with the Issuer as the payment for the Shares.

Article 5	Delivery of Shares and Book-Entry of the Beneficiary Certificates

1.	The share certificates representing the Shares shall be held at the settlement institution in the U.S. designated by the Issuer under U.S. law, and the delivery of the Shares to the Underwriters shall be performed by depositing the Shares to the account of the Manager at the institution designated by the Manager and holding accounts at such settlement institution.

2.	The Beneficiary Certificates, in accordance with the Act of Book-Entry of Company Bonds, Shares, etc. of Japan, the Operational Rules regarding Book-Entry Transfer of Shares, etc. of Japan Securities Depositary Center, Inc. (“JASDEC”) and other laws and related regulations, etc., shall be newly recorded to the Manager’s proprietary account (jiko-kuchi) at JASDEC collectively; the Beneficiary Certificates in respect of the number of units to be sold by each Underwriter other than the Manager shall be transferred to each Underwriter’s account at JASDEC on the Delivery Date.

Article 6	Expenses

The Issuer shall bear any and all expenses for the issuance of the Shares and the Beneficiary Certificates and for the Offerings, Etc.; provided, however, that a part of those expenses may be borne by the Underwriters under a separate written agreement upon consultation between the Issuer and the Manager. The provisions of this Article will survive and remain in effect after the completion of the Offerings, Etc. and after the cancellation of this Agreement.

Article 7	Issuer’s Representations and Warranties

1.	The Issuer represents and warrants to the Underwriters the following as of the execution date of this Agreement:

(1)	The Issuer has carried out all procedures required for the U.S. Registration Statement to become effective on September [TBD], 2017 (Eastern Standard Time) under the U.S. Securities Act. No order for suspension of the effectiveness of the U.S. Registration Statement under the U.S. Securities Act has been issued, and there is no fact that any procedures for such order have been commenced by, or are pending at, the SEC, and to the knowledge of the Issuer, there is no risk of the commencement of such procedures;

(2)	The Issuer has carried out all procedures required for the Securities Registration Statement to become effective on September [20], 2017 under the Financial Instruments and Exchange Act. No order for suspension of the effectiveness of the Securities Registration Statement under the Financial Instruments and Exchange Act has been issued, and there is no fact that any procedures for such order have been commenced by, or are pending at, the Kanto Local Finance Bureau, and to the knowledge of the Issuer, there is no risk of the commencement of such procedures;

(3)	The U.S. Registration Statement and the U.S. Prospectus have been prepared in accordance with the U.S. Securities Act and the SEC Rules, do not include any false statement with respect to material matters, and do not omit to state any material matters that should be stated or any facts necessary in order to make the statements therein not misleading;

(4)	The Securities Registration Statement and the Japanese Prospectus have been prepared in accordance with the Financial Instruments and Exchange Act and relevant laws, ordinances, and regulations, do not include any false statement with respect to material matters, and do not omit to state any material matters that should be stated or any facts necessary in order to make the statements therein not misleading; all matters that might particularly have a material impact on any investor decisions concerning the level of risk involved in investing in the Offered Beneficiary Certificates are contained under the captions “Risk Factors relating to Business, Etc.” and “Special Notes Regarding Offering or Secondary Offering” in the Securities Registration Statement and the Japanese Prospectus;

(5)	The annual financial statements and notes thereto contained in the Securities Registration Statement and the Japanese Prospectus (collectively, the “Disclosure Documents”) (i) fairly present the financial conditions of the Issuer and its consolidated subsidiaries at the time of the statements being made therein, and (ii) fairly represent the business results, shareholders’ equity, and cash flow of the Issuer and its consolidated subsidiaries for all of the periods indicated therein, and the statements in (i) and (ii) above are prepared in accordance with the U.S. GAAP;

(6)	Except as disclosed in the Disclosure Documents, since the last day of the fiscal period for the latest audited financial statements disclosed in the Disclosure Documents, (i) there has not been any material adverse change or any development involving a prospective material adverse change in the Issuer or on the financial conditions, results of operations, or cash flow of the Issuer or any of its subsidiaries, taken as a whole, or (ii) any change that might lead to any of such circumstances has occurred;

(7)	None of the materials set forth in Article 13, Paragraph 5 of the Financial Instruments and Exchange Act (the “Materials Other Than Prospectuses”) prepared or used by the Issuer for the Offerings, Etc. contains any untrue or misleading indication of a material matter or omits to indicate any facts necessary in order to make the indications therein not misleading in the Materials Other Than Prospectuses;

(8)	The Issuer and its subsidiaries are duly incorporated and validly existing under the laws of the jurisdiction where they are incorporated, and have the full power and authority necessary to hold, lease, or manage assets and operate business or to execute the Relevant Agreements and perform obligations under the Relevant Agreements; the Issuer and its subsidiaries satisfy all the requirements under all permits, licenses, authorizations, approvals, qualifications, and other applicable laws and ordinances (not limited to Japanese laws and ordinances; the same applies hereinafter) necessary to conduct business in the jurisdiction where they do so, and the Issuer is in good standing under the laws of the State of Delaware;

(9)	The execution of the Relevant Agreements, the performance of the Issuer’s obligations under those agreements, the issuance of the Shares and the Offered Beneficiary Certificates, and the Offerings, Etc. by the Issuer have been duly approved in accordance with necessary internal procedures of the Issuer (including resolution of the board of directors for the issuance of the Shares and the Offered Beneficiary Certificates and for the Offerings, Etc. as set out in the first paragraph of this Agreement) and do not conflict with (i) applicable laws or ordinances, (ii) judgments, orders, and directives of the governmental authorities or courts that have jurisdiction over the Issuer or its assets, properties, or business, (iii) the Issuer’s certificate of incorporation, bylaws, corporate governance guidelines, or any other internal regulations of the Issuer, or (iv) the provisions of any agreement the Issuer has already executed other than this Agreement; the Relevant Agreements constitute enforceable, valid, and legally binding obligations of the Issuer in accordance therewith;

(10)	The authorized capital and issued shares of the Issuer are as described under the caption “Status of the Company, Status of Shares, Etc.” in the Securities Registration Statement and the Japanese Prospectus, and, except as described therein, no securities convertible into or exchangeable for the Issuer’s shares or warrants, rights or options to purchase such securities from the Issuer have been issued, and the Issuer is not obligated to issue such securities;

(11)

The Issuer is authorized to issue the Shares indicated in the Disclosure Documents, and if the Shares are issued in exchange for the payment of the consideration set out in this Agreement pursuant to this Agreement, the Shares are duly issued and fully paid and are not subject to an obligation of additional payment; the shares of common stock of the Issuer are consistent with the statements of the shares of common stock of the Issuer indicated in the Disclosure Documents in all material respects; there are no issued shares of the Issuer that are issued in breach of the preemption rights or other similar rights held by the holders of other securities of the Issuer;

(12)	Except as provided for in this Agreement, the Shares are not subject to rights or claims to receive allotment of any shares (including, but not limited to, purchase rights), and if the entire amount of the payment of the Shares are paid pursuant to this Agreement, the Shares are duly and validly issued on the Payment Date without any encumbrances or restrictions such as liens, pledges, or other security interests and have the same rights and interests (excluding those relating to the rights whose record dates are prior to the Payment Date) as those of the issued shares of common stock of the Issuer (excluding shares of common stock of the Issuer held by the Issuer) in all respects; there are no restrictions on the rights of shareholders or transfer of the shares of common stock of the Issuer and the Offered Beneficiary Certificates under laws or ordinances or under the Issuer’s certificate of incorporation, bylaws, regulations of the board of directors or any other internal regulations of the Issuer;

(13)	Except as disclosed in the Disclosure Documents, neither the Issuer nor any of its subsidiaries are a party to, and none of the property or assets of the Issuer or any of its subsidiaries are the subject of, litigation or any other judicial or administrative proceeding that is pending or in progress and that would have a material impact on the issuance of the Shares and the Offered Beneficiary Certificates and on the Offerings, Etc., and to the knowledge of the Issuer after reasonable investigation, no fact exists that any such judicial or administrative proceedings are being prepared or considered;

(14)	The Issuer has carried out all procedures required to be conducted by the Issuer under laws and ordinances (not limited to Japanese laws and ordinances), including the obtaining of permits and approvals and the advance filing (including the filing of the U.S. Registration Statement, the Securities Registration Statement and amendments thereto), that are to be completed before the execution date of this Agreement in connection with the execution of the Relevant Agreements, the performance of the Issuer’s obligations thereunder, the issuance of the Shares and the Offered Beneficiary Certificates, and the Offerings, Etc.; and

(15)	To the knowledge of the Issuer after reasonable investigation, there are no facts or circumstances not publicly announced that, if made public, might have a material impact on the completion of the issuance of the Shares and the Offered Beneficiary Certificates and the completion of the Offerings, Etc. or on the stock price of the Issuer after it is listed (including, but not limited to, material facts prescribed in Article 166, Paragraph 2 of the Financial Instruments and Exchange Act and facts relating to the execution or cancellation of a tender offer, etc. prescribed in Article 167, Paragraph 2 of the Financial Instruments and Exchange Act, and excluding the facts or circumstances described in the Disclosure Documents), and no causes for such facts or circumstances.

2.	If any representation or warranty set out in the preceding paragraph or the certificate set out in Article 10, Item (3) is false, the Issuer shall indemnify the Underwriters for damage, expenses, and other losses incurred by the Underwriters (including the Manager as a trustee under the Trust Agreement regarding the Beneficiary Certificates; the same applies in Article 12) as a result of their reliance on that false representation or warranty,

3.	If any change of circumstances that might have a material impact on any representation or warranty set out in Paragraph 1 of this Article occurs, the Issuer shall immediately notify the Manager of that change and shall take measures reasonably requested by the Manager to cure those circumstances. The Issuer shall, at the request of the Manager, refund to the Manager the expenses borne by the Manager as a result of such measures.

4.	The Issuer’s obligations in Paragraph 2 and the second sentence of Paragraph 3 of this Article under the representations and warranties in Paragraph 1 of this Article will survive and remain in effect even after the completion of the Offerings, Etc. and after the cancellation of this Agreement.

Article 8	Representations and Warranties Relating to Anti-Social Forces

1.	The Issuer hereby represents and warrants to the Underwriters as follows that the Issuer and its subsidiaries (the “Issuer, Etc.”), special stakeholders (defined in Article 1, Item (31)(i) of the Cabinet Office Ordinance on Disclosure of Corporate Affairs, etc.) of the Issuer, Etc., employees of the Issuer, Etc., shareholders of the Issuer, Etc., and customers or vendors, etc. of the Issuer, Etc. have not been involved with any anti-social force (defined in Article 2, Item (23) of the Rules Concerning Underwriting, etc. of Securities established by the Japan Securities Dealers Association; the same applies hereafter):

(1)	None of the Issuer, Etc., special stakeholders of the Issuer, Etc., shareholders of the Issuer, Etc., or customers or vendors, etc. of the Issuer, Etc. is an anti-social force;

(2)	No anti-social force is involved, directly or indirectly, in the management of the Issuer, Etc.;

(3)	None of the Issuer, Etc., special stakeholders of the Issuer, Etc., or shareholders of the Issuer, Etc. has cooperated or been involved or will cooperate or be involved, in any respect, in the maintenance or operation of any anti-social force through the provision of funds or any other action; none of the customers or vendors, etc. of the Issuer, Etc. has cooperated or been involved, or to the knowledge of the Issuer after reasonable investigation, will cooperate or be involved, in any respect, in the maintenance or operation of any anti-social force through the provision of funds or any other action;

(4)	None of the Issuer, Etc., special stakeholders of the Issuer, Etc., shareholders of the Issuer, Etc., or customers or vendors, etc. of the Issuer, Etc. has intentionally interacted with any anti-social force; and

(5)	The Issuer, Etc. do not employ as an employee of the Issuer, Etc. any member of any anti-social force or a person who has interacted with an anti-social force.

2.	If the Issuer becomes aware, through a newspaper report or otherwise, of any information regarding any relationship between (a) the Issuer, Etc., special stakeholders of the Issuer, Etc., shareholders of the Issuer, Etc., or customers or vendors, etc. of the Issuer, Etc. and (b) an anti-social force, then the Issuer shall immediately notify the Manager to that effect and of the details of that information, promptly investigate the facts relating to that information, and report the results to the Manager.

3.	If the Issuer is requested by the Manager to submit materials and information regarding facts and matters deemed to imply involvement with anti-social forces, the Issuer shall promptly submit those materials as requested by the Manager.

4.	If the Manager reasonably determines that any of the representations or warranties in Paragraph 1 of this Article is not true, the Manager may cancel this Agreement upon notification to the Issuer.

Article 9	Issuer’s Covenants

1.	The Issuer shall comply with (i) the U.S. Securities Act, the U.S. Securities Exchange Act of 1934, and the rules prescribed by the SEC under either, (ii) the Financial Instruments and Exchange Act and other relevant laws, ordinances, and regulations, (iii) orders, guidance, and instructions of the SEC and the Kanto Local Finance Bureau, and (iv) applicable rules of the TSE.

2.	If an order for suspension of the effectiveness of the U.S. Registration Statement by the SEC is issued or is likely to be issued, the Issuer shall immediately notify the Manager to that effect. The Issuer shall use any and all reasonable efforts to prevent the issuance of an order for suspension of effectiveness, and if an order for suspension of effectiveness is issued, the Issuer shall use any and all reasonable efforts to cancel the order for suspension as soon as practicably possible.

3.	If an order for suspension of the effectiveness of the Securities Registration Statement by the Kanto Local Finance Bureau is issued or is likely to be issued, the Issuer shall immediately notify the Manager to that effect. The Issuer shall use any and all reasonable efforts to prevent the issuance of an order for suspension of the effectiveness, and if an order for suspension of the effectiveness is issued, the Issuer shall use any and all reasonable efforts to cancel the order for suspension as soon as practicably possible.

4.	If the Issuer intends to prepare or file an amended statement of the U.S. Registration Statement or the Securities Registration Statement or an amendment to the U.S. Prospectus or the Japanese Prospectus, the Issuer shall notify the Manager to that effect and submit a copy to the Manager thereof at a reasonable time prior to the date on which such amended statement or amendment is expected to be filed or used.

5.	The Issuer shall deliver to the Manager such number of the Prospectuses as the Manager reasonably requests without requesting the Manager to pay the expenses necessary for such delivery and agrees that those documents are used for the purposes approved under the U.S. Securities Act or the Financial Instruments and Exchange Act. The Issuer shall deliver to the Manager such number of the Prospectuses as each of the Underwriters reasonably requests without requesting the Manager to pay the expenses necessary for such delivery for the period in which such delivery is required under the U.S. Securities Act or the Financial Instruments and Exchange Act. The Issuer shall bear expenses for the compliance with this item in accordance with the provisions of Article 6.

6.	If the Issuer intends to make a public announcement before the Payment Date, the Issuer must give prior notice the Manager and consult with the Manager on the method, timing, and details of the announcement.

7.	The Issuer shall not, in relation to the Offerings, Etc., prepare or use any material that contains any untrue or misleading indication of a material matter or that omits to indicate any facts necessary in order to make the indications therein not misleading in that material.

8.	If the Issuer changes the purposes of the funds raised through the Offering, Etc. by the fifth anniversary date of the Payment Date of the Offering, Etc., the Issuer shall notify the Manager to such effect and publicly disclose the matters concerning such change.

9.	If the Manager needs to perform confirmation and verification under Article 15, Paragraph 1 of the Rules Concerning Underwriting, etc. of Securities established by the Japan Securities Dealers Association even after the delivery date pursuant to this Agreement, the Issuer shall provide cooperation to the Manager and respond to the request by the Manager under Article 15, Paragraph 2 of the Rules Concerning Underwriting, etc. of Securities.10. If the Issuer fails to perform the obligations set out in each paragraph of this Article, the Issuer shall indemnify the Underwriters for damage, expenses, and other losses incurred by the Underwriters due to such failure.

Article 10	Submission of Documents

The Issuer shall submit to the Manager the following documents, which will be in the form and substance separately requested by the Manager, by a date designated by the Manager that will be no later than the Payment Date:

(1)	a comfort letter as of the execution date of this Agreement from the certified public accountants or auditing firm of the Issuer;

(2)	a comfort letter as of the day before the Payment Date from the certified public accountants or auditing firm of the Issuer confirming the details stated in the comfort letter set out in the preceding item on the day before the Payment Date (or a date separately designated by the Manager);

(3)	a certificate as of the Payment Date executed by the CEO of the Issuer attesting that all representations and warranties in Article 7, Paragraph 1 and Article 8, Paragraph 1 of this Agreement would be true and accurate on the Payment Date even if they were to be restated on the Payment Date;

(4)	a legal opinion and disclosure letter as of the Payment Date from Pillsbury Winthrop Shaw Pittman, which is the U.S. legal counsel of the Issuer; and

(5)	a legal opinion and disclosure letter as of the Payment Date from Mori Hamada & Matsumoto, which is the Japanese legal counsel of the Issuer.

Article 11	Subscription and Payment Obligations

The obligations of the Underwriters under this Agreement will become effective upon the satisfaction of the conditions set out below; provided, however, that the Manager may, at its discretion, waive any or all of such conditions:

(1)	All representations and warranties set forth in Article 7, Paragraph 1 and Article 8, Paragraph 1 of this Agreement would be true and accurate on the Payment Date even if they were to be restated on the Payment Date;

(2)	All covenants and obligations of the Issuer under the Relevant Agreements have been performed;

(3)	The Relevant Agreements and other agreements necessary for the issuance of the Shares and the Offered Beneficiary Certificates and for the Offerings, Etc. have been executed and are effective as of the Payment Date;

(4)	The Manager has received the documents set out in the preceding Article and a legal opinion as of the Payment Date from Anderson Mori & Tomotsune, which is the Japanese legal counsel of the Manager;

(5)	The filings of the U.S. Registration Statement and the Securities Registration Statement regarding the Offerings, Etc. have become effective, and no order for suspension of effectiveness has been issued or is likely to be issued as of the Payment Date;

(6)	The approval of the listing of the Offered Beneficiary Certificates on the TSE is not cancelled as of the Payment Date; and

(7)	The Manager or its legal counsel have verified the issuance of the Shares and the Offered Beneficiary Certificates contemplated under this Agreement and the Offering, Etc., and have received documents, opinions, or letters reasonably requested by the Manager or its legal counsel to obtain evidence for the accuracy of the representations and warranties set out in this Agreement or for the satisfaction of terms and conditions set out in this Agreement before the Payment Date; with respect to the manner and substance, the procedures taken by the Issuer in connection with the Offerings, Etc. contemplated under this Agreement are satisfactory to the Manager and its legal counsel.

Article 12	Indemnity

1.	If any litigation is commenced or demand for compensation is made against the Underwriters with respect to the issuance of the Shares and the Offered Beneficiary Certificates and to the Offerings, Etc., the Issuer shall immediately take measures reasonably requested by the Manager to cure such circumstance irrespective of the place where such litigation is filed and the cause of action and shall provide necessary cooperation to the Underwriters with respect to the Underwriters’ defense, including the provision of evidential materials, etc.

2.	The Issuer shall indemnify the Underwriters for damage, expenses, and other losses incurred by the Underwriters due to a filing of litigation or a claim for damages set out in the preceding paragraph, including expenses necessary for litigation and for negotiation, etc. before litigation, such as attorney’s fees, etc., unless all of the following matters are true:

(1)	The Disclosure Documents do not include any false statement with respect to material matters and do not omit to state any material matters that should be stated in the Disclosure Documents or any facts necessary in order to make the statements therein not misleading in the Disclosure Documents; and

(2)	The Materials Other Than Prospectuses prepared or used by the Issuer do not contain any untrue or misleading indication of a material matter or omit to indicate any facts necessary in order to make the indications therein not misleading in the Disclosure Documents.

Article 13	Cancellation of or Amendment to this Agreement

1.	If the Manager determines that any of the circumstances set out below has occurred during the period from and including the execution date of this Agreement through and including the Payment Date, the Manager may immediately cancel this Agreement on behalf of the Underwriters by notifying the Issuer. If this Agreement is cancelled pursuant to this paragraph, the Issuer shall bear any and all expenses relating to such cancellation.

(1)	There is a material breach of the representations and warranties set out in Article 7, Paragraph 1 or Article 8, Paragraph 1 and of the certificate set out in Article 10, Item (3);

(2)	The Issuer materially breaches any of its obligations set forth in this Agreement;

(3)	The Issuer fails or refuses to achieve any of the conditions set out in Article 11; or

(4)	The Relevant Agreements (other than this Agreement) and other agreements necessary for the issuance of the Shares and the Offered Beneficiary Certificates and for the Offerings, Etc. are cancelled.

2.	If the Manager determines that any of the circumstances set out below has occurred during the period from and including the execution date of this Agreement through and including the Payment Date, the Manager may cancel this Agreement upon consultation with the Issuer on behalf of the Underwriters. If this Agreement is cancelled pursuant to this paragraph, the Issuer shall bear any and all expenses relating to such cancellation.

(1)	There is, or is likely to be, a change in financial, exchange-related, political, or economic conditions in Japan or abroad that will have a material impact on the issuance of the Shares and the Offered Beneficiary Certificates and on the Offerings, Etc.; or

(2)	There is, or is likely to be, a situation deemed to be an event of force majeure that will render the performance of this Agreement impossible or impracticable.

3.	If it becomes necessary to amend any of the provisions of this Agreement due to any circumstances other than those described in the preceding two paragraphs, the Issuer and the Manager shall determine such amendment upon consultation in each case.

Article 14	Dispute Resolution

1.	Any doubt regarding the provisions of this Agreement and any matter not provided for in this Agreement shall be determined upon consultation between the Issuer and the Manager in each case.

2.	The Tokyo District Court will have exclusive jurisdiction as the court of first instance if any dispute arises between the parties in connection with this Agreement.

3.	This Agreement will be governed by and construed in accordance with the laws of Japan.

4.	The Japanese version of this Agreement shall be the official version. If this Agreement is translated into a language other than Japanese, only the Japanese official version shall be effective as an agreement. If there is a difference between the Japanese official version and such translation, the Japanese official version will prevail.

IN WITNESS WHEREOF, the Issuer and the Manager cause this Agreement to be signed and sealed in duplicate, and each party retains one original.

September     , 2017

Issuer:
Techpoint Inc.
2550 N. First Street, Suite 550 San Jose CA 95131

Manager:
Mizuho Securities Co., Ltd.
1-5-1, Otemachi, Chiyoda-ku, Tokyo